EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND
PARTNERSHIPS

DELAWARE CORPORATIONS:

1)	Alpha Respiratory Inc.

2)	Gamma Acquisition Inc.

3)	Health Care Solutions at Home Inc.

4)	Home-Care Equipment Network Inc.

5)	Kappa Corporation

6)	Lincare Holdings Inc.

7)	Lincare Inc.

8)	Lincare Licensing Inc.

9)	Lincare Pharmacy Services Inc.

10)	Lincare Procurement Inc.

11)	Med 4 Home Inc.

INDIANA CORPORATION:

1)	ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY COMPANY:

1)	Healthlink Medical Equipment LLC

NEW YORK CORPORATION:

1)	Lincare of New York Inc.

OHIO LIMITED LIABILITY COMPANY:

1)	Parma Hospital Home Medical LLC

PENNSYLVANIA LIMITED LIABILITY COMPANY:

1)	HCS Lancaster LLC